Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2009

FINANCIAL RESULTS AND PROVIDES UPDATED FULL YEAR OUTLOOK

~ Third Quarter Net Sales Increased 14.2% to $140.5 Million ~

~Third Quarter Net Income Increased 42.1% to $7.8 Million, or $0.28 Per Diluted Share ~

~ Comparable Store Net Sales Increased 1.9% for the Third Quarter ~

~ Company Raises Full Year Revenue Guidance to a Range of $535 Million to $543 Million and EPS

Guidance to a Range of $0.90 to $0.95 ~

TOANO, VA, November 4, 2009 – Lumber Liquidators, Inc. (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the third quarter ended September 30, 2009.

Third Quarter Results

Net sales increased $17.5 million, or 14.2%, to $140.5 million in the third quarter of 2009 from $123.1 million in the third quarter of 2008. Comparable store net sales increased 1.9% for the quarter, in comparison to a decrease of 1.8% for the second quarter of 2009 and an increase of 2.0% for the third quarter of the prior year. Non-comparable store net sales increased $15.2 million over the prior year period. The Company opened nine new stores during the third quarter.

Gross margin was 36.4% for the third quarter of 2009, up from 35.3% in the third quarter of 2008. Gross margin continued to benefit from changes in the Company’s product line sales mix, generally lower transportation costs and effective execution of initiatives within store operations, merchandising and logistics.

Selling, general and administrative (SG&A) expenses were $38.7 million, or 27.6% of net sales, for the third quarter of 2009 compared to $34.6 million, or 28.1% of net sales, for the third quarter of 2008, as the costs of store base expansion and infrastructure investments were more than offset by leverage in advertising, legal and professional expenses.

Net income increased 42.1% to $7.8 million, or $0.28 per diluted share, in the third quarter of 2009 compared to $5.5 million, or $0.20 per diluted share, in the third quarter of 2008. The effective tax rate was 38.3% in the third quarter of 2009 compared to 39.5% in the third quarter of 2008.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We remained focused on delivering a unique combination of price, selection, quality and availability, and we are pleased to have returned to comparable store net sales growth during the quarter. We also continued to enhance this value proposition through strategic investments in our infrastructure, and we were able to gain share in our highly fragmented market. Additionally, we opened nine new store locations during the third quarter, including four in new markets, and we are on target to complete our 2009 store opening plan by the end of November. Overall, our team demonstrated its ability to implement strategic initiatives, realize operating efficiencies and expand operating margin.”

First Nine Months Results

Net sales increased 11.4% to $407.5 million in the first nine months of 2009 from $365.6 million in the first nine months of 2008. Comparable store net sales decreased 1.8% for the first nine months of 2009, against an increase of 3.8% for the prior year period. Non-comparable store net sales increased $48.4 million. The Company opened 27 new stores during the first nine months of 2009.

Gross margin increased to 35.9% in the first nine months of 2009 compared to 34.9% in the same period of 2008. SG&A expenses were $114.3 million, or 28.0% of net sales, for the first nine months of 2009 compared to $101.9 million, or 27.9% of net sales, for the 2008 period.

Net income increased to $19.8 million, or $0.72 per diluted share, in the first nine months of 2009 compared to $15.7 million, or $0.58 per diluted share, in the prior year period. Net income for the first nine months of 2009 reflects an effective tax rate of 39.0% compared to 41.0% for the same period in 2008.

Company Outlook

Based upon year-to-date results and current visibility, the Company has updated its fiscal 2009 expectations. The Company now expects the following:

•	Net sales for the full year in the range of $535 million to $543 million, compared to the previously expected range of $528 million to $538 million.

•	A comparable store net sales decrease of 1.8% or better.

•	Full year 2009 earnings per diluted share in the range of $0.90 to $0.95, compared to the previously expected range of $0.85 to $0.91, based on a diluted share count of 27.7 million shares.

•	The opening of a total of 34 to 36 new store locations in 2009.

Mr. Griffiths concluded, “While 2009 has been a challenging time for our industry, our financial results in the third quarter and our solid balance sheet are the latest testament to our efforts focused on delivering a long-term customer value proposition supported by a strong infrastructure. Though we are pleased with these results, we are passionate in our commitment to further expand our value proposition and continue to gain market share. We believe our industry may have seen the worst, and we continue to see certain key indicators stabilize. Our broad assortment of high-quality products and our increased emphasis on in-stock inventory situate us well to meet consumer demand both in the short-term and as confidence returns to our marketplace. We believe that the investments we have made in our infrastructure and the resulting efficiencies that we have achieved are sustainable and position us well to execute on our long-term growth strategy.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 4, 2009 at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through November 18, 2009 and may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering account number 3055 and conference ID number 335553. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 180 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$56,752	$35,139
Merchandise Inventories	104,057	88,731
Prepaid Expenses	3,977	5,033
Other Current Assets	4,196	3,731

Total Current Assets	168,982	132,634
Property and Equipment, net	18,284	13,780
Deferred Income Taxes	1,756	2,317
Other Assets	3,654	3,674

Total Assets	$192,676	$152,405

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable	$25,821	$15,373
Customer Deposits and Store Credits	12,157	10,418
Other Current Liabilities	12,863	10,598

Total Current Liabilities	50,841	36,389

Deferred Rent	2,048	1,619

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,146,682 and 26,796,891 outstanding, respectively)	27	27
Additional Capital	93,208	87,613
Retained Earnings	46,552	26,757

Total Stockholders’ Equity	139,787	114,397

Total Liabilities and Stockholders’ Equity	$192,676	$152,405

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Net Sales	$140,520	$123,063	$407,488	$365,649
Cost of Sales	89,336	79,646	261,164	237,855

Gross Profit	51,184	43,417	146,324	127,794

Selling, General and Administrative Expenses	38,727	34,607	114,269	101,855

Operating Income	12,457	8,810	32,055	25,939

Interest and Other Income, net	(116)	(220)	(388)	(592)

Income Before Income Taxes	12,573	9,030	32,443	26,531

Provision for Income Taxes	4,812	3,567	12,649	10,880

Net Income	$7,761	$5,463	$19,794	$15,651

Net Income per Common Share—Basic	$0.29	$0.20	$0.74	$0.58

Net Income per Common Share—Diluted	$0.28	$0.20	$0.72	$0.58

Weighted Average Common Shares Outstanding:
Basic	27,053,067	26,784,712	26,905,554	26,764,593
Diluted	27,892,790	27,302,549	27,535,516	27,123,548

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$19,794	$15,651
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	3,470	3,238
Deferred Income Taxes	(316)	(1,357)
Stock-Based Compensation Expense	2,298	2,188
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(15,326)	(24,439)
Accounts Payable	10,448	(2,664)
Customer Deposits and Store Credits	1,739	1,123
Prepaid Expenses and Other Current Assets	1,468	504
Other Assets and Liabilities	2,873	3,276

Net Cash Provided by (Used in) Operating Activities	26,448	(2,480)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,131)	(5,167)
Purchase of Intangible Assets	—	(800)

Net Cash Used in Investing Activities	(8,131)	(5,967)

Cash Flows from Financing Activities:
Payments of Long-Term Debt and Capital Lease Obligations	(1)	(101)
Proceeds from the Exercise of Stock Options	2,593	204
Excess Tax Benefits on Stock Option Exercises	743	40
Common Stock Purchased Pursuant to Equity Compensation Plans	(39)	(51)

Net Cash Provided by Financing Activities	3,296	92

Net Increase (Decrease) in Cash and Cash Equivalents	21,613	(8,355)
Cash and Cash Equivalents, Beginning of Period	35,139	33,168

Cash and Cash Equivalents, End of Period	$56,752	$24,813